UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2024

Oruka Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-22873	36-3855489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

855 Oak Grove Avenue Suite 100 Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 606-7910

ARCA biopharma, Inc.
10170 Church Ranch Way
Suite 100
Westminster, Colorado 80021

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ORKA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On August 29, 2024 (the “Closing Date”), Oruka Therapeutics, Inc., a Delaware corporation (formerly known as ARCA biopharma, Inc.) (prior to the Closing Date, unless context otherwise requires, “ARCA” and, after the Closing Date, the “Company”), consummated the previously announced business combination (the “Closing”) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of April 3, 2024 (the “Merger Agreement”), by and among ARCA, Atlas Merger Sub Corp, a Delaware corporation and wholly owned subsidiary of ARCA (“First Merger Sub”), Atlas Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of ARCA (“Second Merger Sub”), and Oruka Therapeutics, Inc., a private Delaware corporation (“Oruka”) prior to the consummation of the Merger (as defined herein).

As a result of and upon the effective time of the First Merger (as defined herein) (the “First Effective Time”), among other things, (i) each then-issued and outstanding share of common stock, par value $0.0001 per share, of Oruka (the “Oruka Common Stock”) (including any shares of Oruka Common Stock issued pursuant to Oruka’s Pre-Closing Financing, described in more detail below) immediately prior to the First Effective Time (excluding shares cancelled pursuant to the Merger Agreement and excluding dissenting shares) automatically converted solely into the right to receive a number of shares of ARCA common stock, par value $0.001 (the “Company Common Stock” and prior to the effective time of the Merger, the “ARCA Common Stock”), equal to the Exchange Ratio (as defined herein) of 6.8569 shares of ARCA Common Stock (described in more detail below), (ii) each share of Oruka’s Series A convertible preferred stock, par value $0.0001 (the “Oruka Series A Preferred Stock”), outstanding immediately prior to the First Effective Time (excluding shares cancelled pursuant to the Merger Agreement and excluding dissenting shares) automatically converted solely into the right to receive a number of shares of ARCA Series B non-voting convertible preferred stock, par value $0.001 per share (the “Company Preferred Stock”), which are each convertible into 1,000 shares of Company Common Stock, and further adjusted for the Exchange Ratio divided by 1,000, (iii) each outstanding option to purchase Oruka Common Stock was assumed by ARCA and converted into an option to purchase shares of Company Common Stock, subject to adjustment as set forth in the Merger Agreement, (iv) each outstanding warrant to purchase shares of Oruka Common Stock was converted into a warrant to purchase shares of Company Common Stock, subject to adjustment as set forth in the Merger Agreement, (v) each outstanding in-the-money option to acquire shares of ARCA Common Stock (whether vested or unvested) was cancelled and converted into the right to receive an amount in cash equal to the excess of $3.9489, the volume weighted average closing price of ARCA Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) for the five (5) consecutive trading days ending three (3) trading days prior to the closing of the First Merger, over the option’s exercise price and (vi) each share of ARCA Common Stock issued and outstanding at the First Effective Time remain issued and outstanding in accordance with its terms and such shares, subject to the reverse stock split of 1-for-12 effected on September 3, 2024. The amounts described above do not give effect to the reverse stock split.

No fractional shares of ARCA Common Stock were issued in connection with the Merger, and no certificates or scrip for any such fractional shares were issued. Any fractional shares of ARCA Common Stock resulting from the conversion of shares of Oruka Common Stock (including shares of Oruka Common Stock issued in the Oruka Pre-Closing Financing) were issued as follows: (i) one share of ARCA Common Stock if the aggregate amount of fractional shares of ARCA Common Stock of any individual holder of Oruka capital stock if upon conversion was equal to or exceeded 0.50 or (ii) no shares of ARCA Common Stock if the aggregate amount of fractional shares of ARCA Common Stock of any individual holder of Oruka capital stock if upon conversion was less than 0.50. Any fractional shares of Company Preferred Stock otherwise entitled to be received was aggregated with all fractional shares of Company Preferred Stock issuable to such holder and rounded up to the nearest whole share of Company Preferred Stock.

The Exchange Ratio was calculated using a formula intended to allocate existing ARCA and Oruka securityholders a percentage of the combined company. Based on ARCA’s and Oruka’s capitalization as of August 29, 2024, the Exchange Ratio was 6.8569 shares of ARCA Common Stock. After giving effect to the Oruka Pre-Closing Financing, immediately following the completion of the Merger, ARCA securityholders own approximately 2.39% of the capital stock of the combined company, and Oruka securityholders, including shares of Oruka Common Stock and Oruka pre-funded warrants purchased in the Oruka Pre-Closing Financing, own approximately 97.61% of the capital stock of the combined company.

In addition, on August 28, 2024, the Company paid a special cash dividend (the “special cash dividend”) of an aggregate amount of cash total of approximately $23.4 million and distributed $1.613 per share of ARCA Common Stock to stockholders of record of outstanding shares of ARCA Common Stock as of a record date of August 26, 2024.

On August 29, 2024, First Merger Sub merged with and into Oruka, with Oruka continuing as a wholly owned subsidiary of ARCA and the surviving corporation of the merger (the “First Merger”), and Oruka merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”), whereby the bylaws of the Company, dated August 29, 2024, were amended and restated in the form attached hereto as Exhibit 3.6. In connection with the completion of the Merger, Second Merger Sub changed its corporate name to “Oruka Therapeutics Operating Company, LLC” and ARCA changed its name to “Oruka Therapeutics, Inc.” (the “Company Name Change”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The material provisions of the Merger Agreement are described in ARCA’s definitive proxy statement/prospectus filed on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective on July 24, 2024 (the “Proxy Statement/Prospectus”) in the section entitled “The Merger Agreement” beginning on page 135 and are incorporated herein by reference.

The foregoing description of the Merger Agreement is not complete and is subject to and qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Support and Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, (a) certain stockholders of ARCA (solely in their respective capacities as ARCA stockholders) holding approximately 28.5% of the outstanding shares of ARCA Common Stock entered into support agreements with ARCA and Oruka to vote all of their shares of ARCA Common Stock in favor of the adoption and approval of the Merger Agreement, and the transactions contemplated thereby, and against any alternative acquisition proposals (the “ARCA Support Agreements”) and (b) certain stockholders of Oruka (solely in their respective capacities as Oruka stockholders) holding approximately 90% of the outstanding shares of Oruka capital stock entered into support agreements with ARCA and Oruka to vote all of their shares of ARCA Common Stock in favor of Proposals 1, 2 and 3 of the stockholder proposals further described in Item 5.07 of this Current Report on Form 8-K under the heading “Submission of Matters to a Vote of Security Holders,” which is incorporated herein by reference, and against any alternative acquisition proposals (the “Oruka Support Agreements,” and, together with the ARCA Support Agreements, the “Support Agreements”).

Concurrently with the execution of the Merger Agreement, certain executive officers, directors and stockholders of Oruka entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which such parties have agreed not to, except in limited circumstances, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of ARCA Common Stock or any securities convertible into or exercisable or exchangeable for ARCA Common Stock, currently or thereafter owned, including shares of ARCA Common Stock issuable upon conversion of Company Preferred Stock issued in exchange for shares of Oruka Series A Preferred Stock in the Merger, but excluding, as applicable, shares purchased in the Oruka Pre-Closing Financing (including any shares of ARCA Common Stock issuable upon exercise of pre-funded warrants issued in exchange for pre-funded warrants to purchase shares of Oruka Common Stock sold in the Oruka Pre-Closing Financing), until 180 days following the Closing of the Merger.

Descriptions of the Support Agreements and the Lock-Up Agreements are included in the Proxy Statement/Prospectus in the sections entitled “Agreements Related to the Merger-Support Agreements” and “Agreements Related to the Merger-Lock-Up Agreements” on page 153 and are incorporated herein by reference.

The foregoing descriptions of the Support Agreements and the Lock-Up Agreements are not complete and are subject to and qualified in their entirety by reference to the complete text of the Form of Oruka Support Agreement, the Form of ARCA Support Agreement and the Form of Lock-Up Agreement, copies of which are attached hereto as Exhibits 10.7, 10.8 and 10.9, respectively, and are incorporated herein by reference.

Financing Transaction

Immediately prior to the execution and delivery of the Merger Agreement, certain new and existing investors of Oruka (the “Financing Investors”) entered into a subscription agreement with Oruka (the “Subscription Agreement”), pursuant to which, and on the terms and subject to the conditions of which, immediately prior to the Closing, the Financing Investors purchased 39,873,706 shares of Oruka Common Stock and 9,664,208 Oruka pre-funded warrants (collectively, the “Financing Securities”) for gross proceeds of approximately $275.0 million (which includes $25.0 million of proceeds previously received from the issuance of the Convertible Note and accrued interest on such note which converted to 4,764,032 shares of Oruka Common Stock), immediately prior to the Closing and before the effect of the Reverse Stock Split (as defined below) (the “Pre-Closing Financing”). At the Closing, the shares of Oruka Common Stock and Oruka pre-funded warrants issued in the Pre-Closing Financing were converted into shares of ARCA Common Stock in accordance with the Exchange Ratio (as defined herein).

The Subscription Agreement contains customary representations and warranties of Oruka and also contains customary representations and warranties of the purchaser parties thereto.

A description of the Subscription Agreement is included in the Proxy Statement/Prospectus in the section entitled “Agreements Related to the Merger-Subscription Agreement” beginning on page 153 and is incorporated herein by reference.

The foregoing description of the Subscription Agreement is not complete and is subject to and qualified in its entirety by reference to the complete text of the Subscription Agreement, a copy of which is attached hereto as Exhibit 10.25 and incorporated herein by reference.

Item 1.01 Entry into a Material Definitive Agreement.

Indemnification Agreements

On August 29, 2024, the Company entered into indemnification agreements with each of its directors and executive officers (collectively, the “Indemnitees” and, the “Indemnification Agreements”), which replaced and superseded any previous indemnification agreements between the Company and each such individual. The Indemnification Agreements provide for certain indemnification and advancement of expenses by the Company in connection with actions or proceedings arising out of the Indemnitees’ service as directors or officers of the Company or service to other entities at the Company’s request, on the terms and subject to the conditions set forth therein.

The foregoing description of the Indemnification Agreements is not complete and is subject to and qualified in its entirety by reference to the complete text of the Indemnification Agreements, the form of which is attached hereto as Exhibit 10.9 and incorporated herein by reference.

Antibody Discovery and Option Agreements

On March 6, 2024, Oruka entered into the license agreements, by and among Oruka, Paragon Therapeutics, Inc. (“Paragon”) and Paruka Holding LLC (“Paruka”), subsequently amended and restated on March 28, 2024 (the “Paragon Option Agreements”). Under the terms of each agreement, Paragon identifies, evaluates, and develops antibodies directed against certain mutually agreed therapeutic targets of interest to Oruka. Under the Paragon Option Agreements, Oruka has the exclusive option to, on a research program-by-research program basis, be granted an exclusive, worldwide license to all of Paragon’s right, title, and interest in and to the intellectual property resulting from the applicable research program to develop, manufacture, and commercialize the antibodies and products directed to the selected target(s) (each, an “Option”). From time to time, Oruka can choose to add additional targets to the collaboration by mutual agreement with Paragon and Paruka. As of the date hereof, Oruka has not exercised any Options.

A description of the Paragon Option Agreements is set forth in the section of the Proxy Statement/Prospectus entitled “Oruka’s Business-License Agreements” beginning on page 228 and is incorporated herein by reference.

The foregoing description of the Paragon Option Agreements is not complete and is subject to and qualified in its entirety by reference to the complete text of the Paragon Option Agreements, copies of which are attached hereto as Exhibits 10.21 and 10.22 and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above, including with respect to the Merger, is incorporated into this Item 2.01 by reference.

All of the proposals included in the Proxy Statement/Prospectus were approved by ARCA stockholders at a special meeting of stockholders held on August 22, 2024 (the “Special Meeting”) other than the proposal to adjourn the Special Meeting, which was not presented to the stockholders.

In connection with the consummation of the Merger, on the Closing Date (prior to the Reverse Stock Split (as defined below)):

●	Oruka issued to the Financing Investors an aggregate of 39,873,706 shares of Oruka Common Stock and 9,664,208 Oruka pre-funded warrants for gross proceeds of approximately $275.0 million, inclusive of 4,764,032 shares issuable on conversion of the Convertible Note; and

●	all of the then-outstanding (i) 9,460,019 shares of Oruka Common Stock, (ii) 20,000,000 shares of Oruka Series A Preferred Stock, (iii) 2,063,669 options exercisable for shares of Oruka Common Stock, (iv) 5,345,336 Oruka employee warrants and (v) the Pre-Closing Financing Oruka Common Stock and pre-funded warrants were automatically converted into the right to receive the number of Company Common Stock, Series B Preferred Stock or Company warrants in lieu thereof equal to the exchange ratio calculated in accordance with the Merger Agreement (the “Exchange Ratio”), except for the preferred stock which was converted at a one to one ratio.

Following the consummation of the transactions contemplated by the Merger Agreement, and immediately following the Reverse Stock Split (as defined below), the Company had 46,348,968 shares of Company Common Stock outstanding (assuming the exercise in full of all Company pre-funded warrants and not including outstanding employee and director equity awards nor preferred stock), which is comprised of:

●	29,398,595 shares of Company Common Stock (inclusive of issuances pursuant to the Merger Agreement and the Pre-Closing Financing);

●	5,522,207 Company pre-funded warrants, each exercisable for one share of Company Common Stock at a price of $0.001 per share; and

●	11,428,166 shares of Company Common Stock underlying Company Preferred Stock.

Following the consummation of the Merger, the Company effected a 1-for-12 reverse stock split of the Company Common Stock (the “Reverse Stock Split”), which became effective on September 3, 2024. The Company Common Stock commenced trading on a post-Reverse Stock Split, post-Merger basis at the open of trading on September 3, 2024.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as ARCA was immediately before the Merger, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the Company as the combined company after the consummation of the Merger, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and 21E of the Exchange Act, including statements regarding the anticipated benefits of the Merger and the financial condition, results of operations, and prospects of the Company. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current expectations and beliefs of the management of the Company, as well as assumptions made by, and information currently available to, the management of the Company. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Statements that are not historical facts are forward-looking statements. Forward-looking statements in this communication include, but are not limited to, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Current Report on Form 8-K. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation:

●	the limited operating history of the Company;

●	the ability to raise additional capital to finance operations;

●	the Company’s product candidates;

●	the ability to advance product candidates through preclinical and clinical development;

●	regulatory actions with respect to the Company’s product candidates or its competitors’ products and product candidates;

●	the ability of the Company to manufacture its product candidates in conformity with the FDA’s requirements and to scale up manufacturing of its product candidates to commercial scale, if approved, and the rate and degree of market acceptance of such product candidates;

●	the outcome of preclinical testing and early clinical trials for the Company’s product candidates, including the ability of those trials to satisfy relevant governmental or regulatory requirements;

●	the Company’s limited experience in designing clinical trials and lack of experience in conducting clinical trials;

●	the ability to identify and pivot to other programs, product candidates, or indications that may be more profitable or successful than the Company’s current product candidates;

●	expectations regarding the market and potential for the Company’s current product candidates;

●	the difficulty in predicting the time and cost of development of the Company’s product candidates; the substantial competition the Company faces in discovering, developing, or commercializing products;

●	expectations regarding the potential tolerability, safety or efficacy for the Company’s current product candidates;

●	the ability of the Company to protect its intellectual property and proprietary technologies;

●	reliance on third parties, contract manufacturers, and contract research organizations;

●	potential adverse reactions to changes in business relationships resulting from the completion of the Merger; and

●	legislative, regulatory, political and economic developments and general market conditions beyond the Company’s control.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the “Risk Factors” section of this Current Report on Form 8-K and other documents to be filed by the Company from time to time with the SEC, discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC, and risk factors associated with companies, such as the Company, that operate in the biopharma industry. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that the contemplated results of any such forward-looking statements will be achieved. Forward-looking statements in this communication speak only as of the day they are made and are qualified in their entirety by reference to the cautionary statements herein. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Business and Facilities

The information set forth in the section of the Proxy Statement/Prospectus entitled “Oruka’s Business” beginning on page 214 is incorporated herein by reference.

On March 6, 2024, Oruka entered into the Paragon Option Agreements. The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Antibody Discovery and Option Agreements” is incorporated herein by reference.

Risk Factors

The risks associated with Oruka’s business and operations are described in the Proxy Statement/Prospectus in the section entitled “Risk Factors-Risks Related to Oruka” beginning on page 49 and the risks associated with the business and operations of the combined company are described in the Proxy Statement/Prospectus in the section entitled “Risk Factors-Risks Related to the Combined Company” beginning on page 80, each of which are incorporated herein by reference.

Financial Information

Unaudited Financial Statements

The unaudited interim condensed consolidated financial statements of Oruka as of June 30, 2024 as well as the three months ended June 30, 2024 and for the period from February 6, 2024 (inception) to June 30, 2024 and the related notes thereto are attached hereto as Exhibit 99.3 and are incorporated herein by reference.

Audited Financial Statements

The audited financial statement of Oruka as of February 6, 2024 and the related notes thereto are attached hereto as Exhibit 99.2 and are incorporated herein by reference, which includes the reissued, audited opening balance sheet, which gives effect to the Reverse Stock Split.

The audited financial statements of ARCA as of and for the years ended December 31, 2023 and 2022 and the related notes thereto are included in the Proxy Statement/Prospectus beginning on page F-2 and are incorporated herein by reference.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of ARCA and Oruka as of June 30, 2024 and for the six months ended June 30, 2024 and as of and for the year ended December 31, 2023 and the related notes thereto are attached hereto as Exhibit 99.5 and are incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of June 30, 2024 as well as the three months ended June 30, 2024 and for the period from February 6, 2024 (inception) to June 30, 2024 is set forth in Exhibit 99.4 to this Current Report on Form 8-K, and is incorporated herein by reference.

Additional information regarding management’s discussion and analysis of the financial condition and results of operations prior to the Merger is included in the Proxy Statement/Prospectus in the sections entitled “ARCA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 250, which are incorporated herein by reference.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Antibody Discovery and Option Agreements” is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of Company Common Stock as of August 29, 2024 by:

●	each person or group of affiliated persons, who is known by the Company to be the beneficial owner of more than 5% of Company Common Stock;

●	each of the Company’s directors;

●	each of the Company’s named executive officers; and

●	all of the Company’s current directors and executive officers as a group.

The column entitled “Percentage of Shares Outstanding Beneficially Owned” is based on a total of 29,398,595 shares of Company Common Stock outstanding as of August 29, 2024, after giving effect to the Reverse Stock Split that was effected on September 3, 2024 and the Merger.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to Company Common Stock. Shares of Company Common Stock subject to options that are currently exercisable or exercisable within 60 days of August 29, 2024 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of Company Common Stock beneficially owned by them, subject to community property laws, where applicable.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding Beneficially Owned
Entities affiliated with Fairmount Funds Management LLC(1)	6,611,255	19.99%
Entities affiliated with Venrock Healthcare Capital Partners(2)	2,937,064	9.99%
FMR LLC(3)	2,573,301	8.75%
Entities affiliated with RTW Investments, LP(4)	1,543,984	5.25%
Named Executive Officers and Directors:
Lawrence Klein(5)	852,338	2.90%
Arjun Agarwal	—	*
Joana Goncalves	—	*
Paul Quinlan	—	*
Michael R. Bristow(6)	399	*
Thomas A. Keuer(7)	3,394	*
C. Jeffrey Dekker(8)	3,333	*
Cameron Turtle(9)	85,233	*
Samarth Kulkarni	—	*
Peter Harwin(1)	6,611,255	19.99%
Carl Dambkowski	—	*
Kristine Ball	—	*
All executive officers and directors as a group (9 persons)(10)	7,548,826	23.18%

*	Less than 1%.

(1)	Consists of (i) (A) 363,614 shares of the combined company’s common stock and (B) 3,674,333 shares of the combined company's common stock issuable upon conversion of 44,092 shares of preferred stock held by Fairmount Healthcare Fund II L.P. (“Fairmount Fund II”) and (ii) 2,573,308 shares of the combined company’s common stock held by Fairmount Healthcare Co-Invest III L.P. (“Fairmount Fund III”). Excludes (i) 5,297,664 shares of the combined company’s common stock issuable upon the exercise of the pre-funded warrants and (ii) 7,753,833 shares of the combined company’s common stock issuable upon the conversion of preferred stock owned by Fairmount Fund II. The pre-funded warrants are subject to a beneficial ownership limitation of 9.99% and the shares of preferred stock are subject to a beneficial ownership limitation of 19.99%, which such limitations restrict Fairmount Funds Management LLC (“Fairmount”) and its affiliates from exercising that portion of the warrants and converting those shares of preferred stock that would result in Fairmount and its affiliates owning, after exercise or conversion, a number of shares of the combined company’s common stock in excess of the applicable ownership limitation. At such time as Fairmount and its affiliates beneficially own 9.0% or less of the shares of the combined company's common stock, the beneficial ownership limitation applicable to the shares of preferred stock will automatically reduce to 9.99%. Fairmount serves as investment manager for Fairmount Fund II and Fairmount Fund III. Fairmount Fund II and Fairmount Fund III have delegated to Fairmount the sole power to vote and the sole power to dispose of all securities held in Fairmount Fund II and Fairmount Fund III’s portfolios. Because Fairmount Fund II and Fairmount Fund III have divested themselves of voting and investment power over the securities they hold and may not revoke that delegation on less than 61 days’ notice, Fairmount Fund II and Fairmount Fund III disclaim beneficial ownership of the securities they hold. The general partner of Fairmount is Fairmount Funds Management GP LLC (“Fairmount GP”). As managing members of Fairmount GP, Peter Harwin and Tomas Kiselak may be deemed to have voting and investment power over the shares held by Fairmount Fund II and Fairmount Fund III. Fairmount, Fairmount GP, Peter Harwin and Tomas Kiselak disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of the entities and individuals listed is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.

(2)	Consists of (i) 2,232,444 shares of the combined company’s common stock held by Venrock Healthcare Capital Partners EG, L.P. (“VHCPEG”), (ii) 639,226 shares of the combined company’s common stock held by Venrock Healthcare Capital Partners III, L.P. (“VHCP3”), and (iii) 63,950 shares of the combined company’s common stock held by VHCP Co-Investment Holdings III, LLC (“VHCPCo3”). Excludes 170,720, 48,928 and 4,895 shares of the combined company’s common stock issuable upon the exercise of the pre-funded warrants held by VHCPEG, VHCP3 and VHCPCo3, respectively. The pre-funded warrants are subject to a beneficial ownership limitation of 9.99%, which such limitations restrict Venrock Healthcare Capital Partners and its affiliates from exercising that portion of the warrants that would result in Venrock Healthcare Capital Partners and its affiliates owning, after exercise, a number of shares of the combined company’s common stock in excess of the applicable ownership limitation. VHCP Management III, LLC (“VHCPM3”) is the sole general partner of VHCP3 and the sole manager of VHCPCo3. VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of VHCPEG. As voting members of VHCPM3 and VHCPM EG, Dr. Bong Koh and Nimish Shah may be deemed beneficial owners of any securities beneficially owned by VHCPM3 and VHCPM EG. The principal business address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.
(3)	These shares of the combined company’s common stock are held by funds and accounts managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The principal business address of each of these persons and entities is 245 Summer Street, Boston, MA 02210.
(4)	Consists of 1,543,984 shares of the combined company’s common stock held in the aggregate by RTW Master Fund, Ltd. (“RTW Master Fund”), RTW Innovation Master Fund, Ltd. (“RTW Innovation Master Fund”), and RTW Biotech Opportunities Operating Ltd. (“RTW Biotech” and together with RTW Master Fund and RTW Innovation Fund, the “RTW Funds”). RTW Investments, LP (“RTW”), in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The principal business address of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.
(5)	Includes 852,338 shares of restricted voting common stock.
(6)	Includes (i) 92 shares owned by Investocor Trust, of which Dr. Bristow is the sole trustee and (ii) 117 shares owned by NFS as Custodian for Michael Bristow’s IRA. Dr. Bristow and ARCA mutually agreed to conclude Dr. Bristow’s employment effective April 3, 2024.

(7)	Mr. Keuer resigned as named executive officer at the Closing of the Merger and his last day of employment was September 1, 2024, which termination was considered to be without “cause” related to a change in control for purposes of his employment agreement with ARCA.

(8)	Mr. Dekker resigned as named executive officer at the Closing of the Merger and his last day of employment was September 1, 2024, which termination was considered to be without “cause” related to a change in control for purposes of his employment agreement with ARCA.

(9)	Includes 85,233 shares of restricted voting common stock held by the Turtle Family Trust, for which Mr. Turtle serves as Trustee.
(10)	See notes (1), (5) and (9) above.

Information about Directors and Executive Officers

The information set forth in Item 5.02 of this Current Report on Form 8-K under the heading “Appointment of Directors and Certain Officers” is incorporated herein by reference.

Director Compensation

The compensation of the directors of Oruka prior to the Closing is set forth in the Proxy Statement/Prospectus in the section entitled “Oruka Director Compensation” beginning on page 175 and is incorporated herein by reference. The compensation of the directors of Oruka following the Closing is set forth in the Proxy Statement/Prospectus in the section entitled “Management Following the Merger-Director Compensation” on page 279 and is incorporated herein by reference.

Executive Compensation

The compensation of the named executive officers of Oruka prior to the Closing is set forth in the Proxy Statement/Prospectus in the section entitled “Oruka Executive Compensation” beginning on page 173 and is incorporated herein by reference.

The compensation of the named executive officers of ARCA prior to the Closing is set forth in the Proxy Statement/Prospectus in the section entitled “ARCA Executive Compensation” beginning on page 166 and is incorporated herein by reference.

The information set forth in Item 5.02 of this Current Report on Form 8-K under the headings “Stock Incentive Plan” and “Departure of Directors and Certain Officers” is incorporated herein by reference.

The information set forth in the section of the Proxy Statement/Prospectus entitled “Management Following the Merger-Compensation Committee” beginning on page 277 is incorporated herein by reference.

Certain Relationships and Related Party Transactions

The information set forth in the section of the Proxy Statement/Prospectus entitled “Certain Relationships and Related Party Transactions of the Combined Company” beginning on page 280 is incorporated herein by reference.

Director Independence

The newly constituted board of directors of the Company (the “Board”) has determined that each of the directors other than Lawrence Klein, the Company’s current President and Chief Executive Officer, including Kristine Ball, Carl Dambkowski, Peter Harwin, Samarth Kulkarni and Cameron Turtle, each of whom is a current member of the Board, qualify as “independent directors” as defined by the Nasdaq listing rules. In making these determinations, the Board considered the current and prior relationships that each director has with ARCA and Oruka and all other facts and circumstances that the Board deemed relevant in determining the independence of each director, including the interests of each director in the Merger, any relevant related party transactions and the beneficial ownership of securities of ARCA, Oruka or the Company by each director.

The Board has also determined that each member of the Audit Committee (as defined below) and Compensation Committee (as defined below) is independent and satisfies the relevant independence requirements for such committees under the Nasdaq listing rules and the Exchange Act and that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The information set forth in Item 5.02 of this Current Report on Form 8-K under the heading “Committees of the Board of Directors” is incorporated herein by reference.

Legal Proceedings

The information set forth in the section of the Proxy Statement/Prospectus entitled “ARCA Business-Legal Proceedings” on page 213 and in the section entitled “Oruka’s Business-Legal Proceedings” on page 249 is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Shares of ARCA Common Stock were historically listed on The Nasdaq Capital Market of the Nasdaq Stock Market under the symbol “ABIO.” On September 3, 2024, shares of Company Common Stock were listed on The Nasdaq Global Market of the Nasdaq Stock Market under the symbol “ORKA.”

As of the Closing Date and following the completion of the Merger and after giving effect to the Reverse Stock Split effected on September 3, 2024, the Company had approximately 29,398,595 shares of Company Common Stock issued and outstanding held of record by approximately 68 holders. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose shares of Company Common Stock are held of record by banks, brokers and other financial institutions.

The information set forth in the section of the Proxy Statement/Prospectus entitled “Market Price and Dividend Information-Dividends” on page 14 is incorporated herein by reference.

Description of Registrant’s Securities

The information set forth in the section of the Proxy Statement/Prospectus entitled “Description of ARCA Capital Stock” beginning on page 296 and in the section entitled “Comparison of Rights of Holders of ARCA Capital Stock and Oruka Capital Stock” beginning on page 301 is incorporated herein by reference.

Indemnification of Directors and Officers

The Amended and Restated Charter (as defined below) contains provisions that eliminate, to the fullest extent permitted by law, the personal liability of directors and officers for monetary damages for breach of fiduciary duty as a director or an officer. The Amended and Restated Charter also provides that, to the fullest extent permitted by law, the Company may indemnify and advance expenses to its directors, officers or employees and may maintain liability insurance on behalf of a director or an officer. The Amended and Restated Bylaws (as defined below) provide that the Company shall indemnify and advance expenses to its directors and executive officers and may indemnify and advance expenses to its employees or other agents, to the fullest extent permitted by law.

The foregoing descriptions of the Amended and Restated Charter and Amended and Restated Bylaws do not purport to be complete and are subject to and qualified in their entirety by reference to the full text of the Amended and Restated Charter and Amended and Restated Bylaws, copies of which are attached hereto as Exhibits 3.5 and 3.6, respectively, and are incorporated herein by reference.

The Company obtained insurance that covers certain liabilities of its directors and officers, effective as of August 29, 2024.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Indemnification Agreements” is incorporated herein by reference.

The information set forth in the sections of the Proxy Statement/Prospectus entitled “The Merger Agreement-Indemnification and Insurance for Directors and Officers” beginning on page 147 and “Part II, Item 20. Indemnification of Directors and Officers—Delaware” beginning on page II-1 and is incorporated herein by reference.

Financial Information and Supplementary Data

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

The unaudited interim condensed consolidated financial statements of Oruka as of June 30, 2024 as well as the three months ended June 30, 2024 and for the period from February 6, 2024 (inception) to June 30, 2024 and the related notes thereto are attached hereto as Exhibit 99.3 and are incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of June 30, 2024 as well as the three months ended June 30, 2024 and for the period from February 6, 2024 (inception) to June 30, 2024 is set forth in Exhibit 99.4 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

ARCA convened and adjourned the Special Meeting on August 22, 2024. At the Special Meeting, ARCA’s stockholders approved, among other matters, amendments to the amended and restated certificate of incorporation of ARCA to (i) increase the number of authorized shares of Company Common Stock from 100,000,000 shares to 545,000,000 (the “Authorized Share Increase”), (ii) effect the Reverse Stock Split and (iii) reflect Delaware law provisions regarding officer exculpation (the “Officer Exculpation Proposal”). Following the Special Meeting, ARCA’s board of directors approved the Reverse Stock Split at a ratio of 12:1. On August 29, 2024, ARCA filed a Certificate of Designation with the Secretary of State of the State of Delaware designating the Company Preferred Stock, effective immediately upon filing (the “Certificate of Designation”). Immediately thereafter on August 29, 2024, ARCA filed a Certificate of Elimination with the Secretary of State of the State of Delaware eliminating the old Oruka Series A Preferred Stock, effective immediately upon filing (the “Certificate of Elimination”). To effect the Officer Exculpation Proposal, ARCA filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Officer Exculpation Certificate of Amendment”), effective immediately upon filing, on August 29, 2024. To effect the Authorized Share Increase, ARCA filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Authorized Share Increase Certificate of Amendment”), with an effective time of 4:01 p.m., Eastern Time, on August 29, 2024. To effect the Reverse Stock Split, ARCA filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reverse Stock Split Certificate of Amendment”), with an effective time of 12:01 a.m., Eastern Time, on September 3, 2024 (“Reverse Stock Split Certificate of Amendment Effective Time”). To effect the Company Name Change (as defined in Item 1.01 of this Current Report on Form 8-K under the heading “Introductory Note”), ARCA filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Name Change Certificate of Amendment”), with an effective time of 4:03 p.m., Eastern Time, on August 29, 2024.

As of the Reverse Stock Split Certificate of Amendment Effective Time, every twelve shares of Company Common Stock issued and outstanding immediately prior to the Reverse Stock Split were automatically and without further action on the part of the Company or any holders of such Company Common Stock, combined into one share of Company Common Stock. Immediately following the Reverse Stock Split, there were approximately 29,398,595 shares of Company Common Stock issued and outstanding.

No fractional shares of Company Common Stock were issued as a result of the Reverse Stock Split. Instead, any stockholder who would otherwise be entitled to a fractional share of Company Common Stock as a result of the Reverse Stock Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) is, in lieu thereof, entitled to receive a cash payment equal to the product of such resulting fractional interest in one share of Company Common Stock multiplied by the closing price per share as reported by The Nasdaq Stock Market LLC on September 3, 2024. The Company Common Stock commenced trading on a post-Reverse Stock Split, post-Merger basis at the open of trading on September 3, 2024, at which time the Company Common Stock was represented by a new CUSIP number (687604108). The par value per share of the Company Common Stock will remain unchanged.

The foregoing descriptions of the Officer Exculpation Certificate of Amendment, Authorized Share Increase Certificate of Amendment, Name Change Certificate of Amendment, Reverse Stock Split Certificate of Amendment, Certificate of Designation and Certificate of Elimination do not purport to be complete and are subject to and qualified in their entirety by the full text of the Officer Exculpation Certificate of Amendment, Authorized Share Increase Certificate of Amendment, Name Change Certificate of Amendment, Reverse Stock Split Certificate of Amendment, Certificate of Designation and Certificate of Elimination, copies of which are attached hereto as Exhibits 3.1, 3.2, 3.3, 3.4, 3.7 and 3.8, respectively, and are incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a)	Dismissal of Independent Registered Public Accounting Firm

KPMG LLP (“KPMG”) served as the independent registered public accounting firm of ARCA prior to the consummation of the Merger. On August 30, 2024, KPMG was dismissed as the independent registered public accounting firm of the Company. The decision to dismiss KPMG was approved by the Audit Committee of the Board (the “Audit Committee”).

The reports of KPMG on the consolidated financial statements of the Company for the fiscal years ended December 31, 2023 and 2022 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the subsequent period from January 1, 2024 to August 30, 2024, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement in connection with its report and (ii) no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided KPMG with a copy of the disclosures made in this Item 4.01 and requested KPMG to furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company and, if not, stating the respects in which it does not agree. A copy of KPMG’s letter to the SEC dated September 5, 2024 regarding these statements is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b)	Appointment of New Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) served as the independent registered public accounting firm of Oruka prior to the consummation of the Merger. On August 30, 2024, the Audit Committee engaged PwC as the independent registered public accounting firm of the Company.

During ARCA’s two most recent fiscal years and the subsequent period from January 1, 2024 to August 30, 2024, neither ARCA nor anyone on its behalf consulted PwC regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on ARCA’s financial statements, and neither a written report nor oral advice was provided to the ARCA that PwC concluded was an important factor considered by ARCA in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Item 5.01 Changes in Control of the Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Introductory Note” regarding the Merger, the information set forth in Item 2.01 of this Current Report on Form 8-K in the section entitled “Security Ownership of Certain Beneficial Owners and Management” regarding the Board and executive officers following the Merger and the information set forth in Item 5.02 of this Current Report on Form 8-K regarding the Board and executive officers following the Merger is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors and Certain Officers

On August 29, 2024, Linda Grais, Anders Hove, Robert Conway, James Flynn and Jacob Ma-Weaver resigned from ARCA’s board of directors and its committees on which they respectively served, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

In addition, each of Thomas A. Keuer, ARCA’s President and Chief Operating Officer, and C. Jeffrey Dekker, ARCA’s Chief Financial Officer, resigned as named executive officers at the Closing of the Merger and their last day of employment was September 1, 2024 (the “Separation Date”), which terminations are considered to be without “cause” related to a change in control for purposes of their employment agreements with ARCA. Each of Messrs. Keuer and Dekker have been provided with and are expected to enter into a release with ARCA in the form attached as Exhibit A to their respective employment agreements (the “Release”), pursuant to which Messrs. Keuer and Dekker will each receive (a) a lump sum cash severance payment equivalent to 12 months of their respective annual base salary on the Separation Date, (b) a lump-sum payment representing 12 months of health insurance premiums at a rate approved by the ARCA’s board of directors, and (c) a retention bonus of $165,000.

In addition, Mr. Dekker has entered into a consulting agreement with the Company, effective as of August 30, 2024, to provide transition services related to the transition of ARCA’s accounting, reporting, and other financial matters through August 30, 2025, unless terminated earlier in accordance with the agreement (the “Consulting Agreement”). Under the Consulting Agreement, Mr. Dekker will receive a consulting fee of $20,000 for the initial two weeks of transition services and will receive a fee of $250 per hour for any additional services provided thereafter, up to a total consulting fee of $27,500. The foregoing description of the Consulting Agreement is not complete and is subject to and qualified in its entirety by reference to the complete text of the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.25 and incorporated herein by reference.

Stock Incentive Plan

On July 20, 2024, ARCA’s board of directors approved the Oruka Therapeutics, Inc. 2024 Stock Incentive Plan (the “2024 Stock Plan”), subject to stockholder approval to be effective as of the Closing Date. On August 22, 2024, ARCA’s stockholders approved the 2024 Stock Plan at the Special Meeting (as defined below) and on August 29, 2024, the Board ratified the 2024 Stock Plan. The purpose of the 2024 Stock Plan is to promote and closely align the interests of employees, officers, non-employee directors and individual consultants of the Company and its stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the 2024 Stock Plan are to attract and retain the best available employees, officers, non-employee directors and individual consultants for positions of substantial responsibility and to motivate participants to optimize the profitability and growth of the combined company through incentives that are consistent with the combined company’s goals and that link the personal interests of participants to those of the combined company’s stockholders. The 2024 Stock Plan allows for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock-based awards and incentive bonuses (collectively, “Awards”). No Awards were granted under the 2024 Stock Plan prior to its approval by ARCA’s stockholders.

Administration. The 2024 Stock Plan is administered by the Compensation Committee of the Board or another committee designated by the Board to administer the 2024 Stock Plan, which is referred to herein as the “Administrator.” The Administrator will have broad authority, subject to the provisions of the 2024 Stock Plan, to administer and interpret the 2024 Stock Plan and Awards granted thereunder. All decisions and actions of the Administrator will be final.

Stock Subject to 2024 Stock Plan. The initial share pool under the 2024 Stock Plan is 4,634,897 shares of Company Common Stock, subject to certain adjustments in the event of a change in our capitalization. The shares that may be issued under the 2024 Stock Plan will be automatically increased on January 1 of each year beginning in 2025 and ending with a final increase on January 1, 2034 in an amount equal to 5% of the diluted stock (including Company Common Stock, preferred stock and unexercised pre-funded warrants) on the preceding December 31, unless a lower, or no, increase is determined by the Administrator.

Shares of Company Common Stock issued under the 2024 Stock Plan may be either authorized and unissued shares or previously issued shares acquired by the Company. On termination or expiration of an Award under the 2024 Stock Plan, in whole or in part, the number of shares of Company Common Stock subject to such Award but not issued thereunder or that are otherwise forfeited back to the Company will again become available for grant under the 2024 Stock Plan. Additionally, shares retained or withheld in payment of any exercise price, purchase price, or tax withholding obligation of an Award will again become available for grant under the 2024 Stock Plan.

Eligibility. Current or prospective employees, officers, non-employee directors, and other independent service providers of the combined company and its subsidiaries will be eligible to participate in the 2024 Stock Plan. Following the Closing, it is expected that approximately 21 employees (including four executive officers) and five non-employee directors and 16 other individual service providers of the Company will be eligible to participate in the 2024 Stock Plan.

Types of Awards

Stock Options. All stock options granted under the 2024 Stock Plan will be evidenced by a written agreement with the participant, which provides, among other things, whether the option is intended to be an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not generally exceed ten years, and other terms and conditions. Subject to the express provisions of the 2024 Stock Plan, options generally may be exercised over such period, in installments or otherwise, as the Administrator may determine. The exercise price for any stock option granted may not generally be less than the fair market value of the combined company common stock subject to that option on the grant date. The exercise price may be paid in cash or such other method as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares, or withholding of shares deliverable upon exercise. The 2024 Stock Plan permits, without stockholder approval, the Administrator to reduce the exercise price of a previously awarded option or cancel and re-grant or exchange such option for cash or a new Award with a lower (or no) exercise price.

Stock Appreciation Rights. SARs may be granted alone or in conjunction with all or part of a stock option. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the Company Common Stock at the time of exercise exceeds the exercise price of the SAR. This amount is payable in Company Common Stock, cash, restricted stock, or a combination thereof, at the Administrator’s discretion. The 2024 Stock Plan permits, without stockholder approval, the Administrator to reduce the exercise price of a previously awarded SAR or cancel and re-grant or exchange such SAR for cash or a new Award with a lower (or no) exercise price.

Restricted Stock and RSUs. Awards of restricted stock consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of shares of cash or stock to the participant only after specified conditions are satisfied. The Administrator will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions.

Other Stock-Based Awards. Other stock-based awards are Awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Company Common Stock.

Incentive Bonuses. Each incentive bonus will confer upon the participant the opportunity to earn a payment, which may be subject to vesting or performance criteria established by the Administrator. Payment of the amount due under an incentive bonus may be made in cash or shares, as determined by the Administrator.

Performance Criteria. The Administrator may specify certain performance criteria which must be satisfied before Awards will be granted or will vest. The performance goals may vary from participant to participant, group to group, and period to period.

Transferability. Awards generally may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR may be exercisable only by the participant during his or her lifetime.

Clawback. Awards will be subject to recoupment in accordance with any clawback policy adopted by the Company, including the Company’s Incentive Compensation Clawback Policy.

Adjustments Upon a Change in Capitalization. In the event of a change in capitalization of the Company, including any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution (other than quarterly cash dividends), the share pool and outstanding Awards will be equitably adjusted by the Administrator.

Change in Control. In the event of a change in control of the Company, the Administrator may (i) provide for the assumption of outstanding Awards, (ii) issue substitute awards, (iii) accelerate vesting or waiver any forfeiture conditions, (iv) accelerate the exercisability of the award, (v) make any other adjustments to outstanding Awards as deemed to be appropriate or (vi) provide for the cancellation and cash-out of outstanding Awards; however, if Awards are not assumed, continued or substituted for, then all outstanding Awards will become fully vested and exercisable (with performance based on target or actual achievement as determined by the Administrator).

Amendment and Termination. The Board has the right to amend, alter, suspend, or terminate the 2024 Stock Plan at any time, provided certain enumerated material amendments may not be made without stockholder approval. No amendment or alteration to the 2024 Stock Plan or an Award or Award agreement will be made that would materially impair the rights of the holder, without such holder’s consent; however, no consent will be required if the Administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for us, the 2024 Stock Plan, or such Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. The 2024 Stock Plan will automatically terminate as to the grant of future awards, unless earlier terminated by the Board, on July 20, 2034.

The foregoing description of the 2024 Stock Plan is not complete and is subject to and qualified in its entirety by reference to the complete text of the 2024 Stock Plan, a copy of which is attached hereto as Exhibit 10.10 and incorporated herein by reference.

Employee Stock Purchase Plan

On July 20, 2024, ARCA’s board of directors approved the Oruka Therapeutics, Inc. 2024 Employee Stock Purchase Plan (the “ESPP”), subject to stockholder approval to be effective as of the Closing Date. On August 22, 2024, ARCA’s stockholders approved the ESPP at the Special Meeting and on August 29, 2024, the Board ratified the ESPP. The purpose of the ESPP is to provide employees of the Company and its designated subsidiaries to use payroll deductions and other additional payments, referred to as “contributions,” to purchase shares of Company Common Stock, and thereby acquire an interest in the future of the Company. The ESPP, and the rights of participants to make purchases thereunder, is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”); however, sub-plans that do not meet the requirements of Section 423 of the Code may be established for the benefit of eligible employees of non-U.S. subsidiaries of the Company.

Administration. The ESPP will be administered by the Compensation Committee of the Board or another committee designated by the Board to administer, which we refer to herein as the “ESPP Administrator.” All questions of interpretation of the ESPP are determined by the ESPP Administrator, whose decisions are final and binding upon all participants. The ESPP Administrator may delegate, subject to applicable law, its responsibilities under the ESPP to one or more other persons. The ESPP Administrator may adopt rules or procedures relating to the operation and administration of the ESPP to accommodate the specific requirements of local laws and procedures, including to adopt sub-plans for participants outside of the United States.

Stock Subject to ESPP. The initial share pool under the 2024 ESPP is 463,490 shares of Company Common Stock, subject to certain adjustments in the event of a change in our capitalization. The shares that may be issued under the ESPP will be automatically increased on January 1 of each year beginning in 2025 and ending with a final increase on January 1, 2034 in an amount equal to 1% of the diluted stock (including Company Common Stock, preferred stock and unexercised pre-funded warrants) on the preceding December 31, unless a lower, or no, increase is determined by the ESPP Administrator. Shares of Company Common Stock issued under the ESPP may either be shares of authorized but unissued Company Common Stock, Company Common Stock held as treasury shares, or Company Common Stock acquired in an open-market transaction.

If the total number of shares to be purchased by all participants on any exercise date (as defined below) exceeds the number of shares remaining available for issuance under the ESPP, the ESPP Administrator may make a pro rata allocation of the remaining available number of shares in as uniform a manner as possible and as the ESPP Administrator determines to be equitable.

Eligibility. All employees of the Company or a designated subsidiary of the Company (as defined in the ESPP) who customarily work for more than 20 hours per week and more than five months in any calendar year and satisfy the requirements set forth in the ESPP will be eligible to participate in the ESPP. However, any employee who would own (or pursuant to Section 424(d) of the Code would be deemed to own) more than 5% of the voting power or value of the Company Common Stock immediately after a grant under the ESPP is not eligible to participate and no participant may purchase more than $25,000 of Company Common Stock in any one calendar year. Following the Closing, it is expected that approximately 21 employees will be eligible to participate in the ESPP.

Offering Periods. The ESPP is generally implemented by a series of “offering periods”. Unless otherwise specified by the ESPP Administrator, the first offering period and the first purchase period will begin on the first trading day the Company Common Stock commences trading under the symbol ORKA and end on December 8, 2024, with subsequent offering periods and purchase periods lasting for six months and ending every June 8 or December 8.

Payroll Deductions. To participate in an offering period, an eligible employee must execute and submit a properly completed subscription agreement on or before a date determined by the ESPP Administrator prior to the applicable enrollment date. Once enrolled in the ESPP, a participant can purchase shares of our common stock with payroll deductions at the end of the applicable offering period. Once an offering period is over, a participant is automatically enrolled in the next offering period unless the participant chooses to withdraw from the ESPP.

Each subscription agreement will request a deduction in an amount expressed as a whole percentage between 1% and 15% and all payroll deductions will be credited to the eligible employee’s account. No interest will be paid on any amount held in the account of any eligible employee.

Option Grant. On the first trading day of each offering period, each eligible employee automatically will be granted an option to acquire shares of Company Common Stock on the exercise date. All participants granted options under the ESPP will have the same rights and privileges consistent with the requirements set forth in Section 423 of the Code. No eligible employee will be permitted to purchase more than 5,000 shares of Company Common Stock during each purchase period.

Purchase Price. The price per share at which shares are purchased under the ESPP is determined by the ESPP Administrator, but in no event will be less than 85% of the fair market value of the Company Common Stock on the first or the last day of the offering period, whichever is lower.

Exercise of Options. At the end of each offering period, unless the participant has withdrawn from the ESPP, payroll deductions are applied automatically to purchase shares of common stock at the price described above. The number of shares purchased is determined by dividing the payroll deductions by the applicable purchase price, rounded down to the nearest whole share.

Any payroll deductions accumulated in a participant’s account that are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent option period (subject to earlier withdrawal in accordance with the terms of the ESPP). Any other amounts of payroll deductions in a participant’s account that are not used for the purchase of shares of Company Common Stock, whether because of the participant’s withdrawal, because the amount would enable the participant to purchase more than the maximum number of shares, or for any other reason, will be returned to the participant, without interest, as soon as administratively practicable after such withdrawal, exercise date or other event, as applicable.

Cancellation and Withdrawal. Participants may cancel all (but not less than all) of their option and terminate their subscription agreement by delivering a written notice revoking their subscription to the Company or by following an electronic or other withdrawal procedure determined by the ESPP Administrator. Upon such termination and cancellation, the balance in the participant’s account will be returned to the participant, without interest, as soon as administratively practicable thereafter.

Termination of Employment or Eligibility. Upon the termination of a participant’s employment with the Company (or a designated subsidiary, as applicable) for any reason or if a participant loses eligibility to participate in the ESPP, the participant’s option will be deemed cancelled, the balance in the participant’s account will be returned to the participant (or his or her estate or designated beneficiary in the event of the participant’s death), without interest, as soon as administratively practicable, and the participant will have no other rights under the ESPP.

Transferability. Rights to purchase Company Common Stock under the ESPP may not be transferred by a participant and may be exercised during a participant’s lifetime only by the participant.

Adjustments Upon a Change in Capitalization. In the event of any reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, extraordinary dividends or distributions, or similar events, the ESPP Administrator will appropriately adjust the number and class of shares available under the ESPP and the applicable purchase price of such shares.

Merger or Other Corporate Transaction. In the event of a merger, sale, or other similar corporate transaction involving the Company, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period with respect to which such option relates will be shortened by setting a new exercise date on which such offering period shall end. The new exercise date will occur before the date of the Company’s proposed merger, sale, or other similar corporate transaction.

Amendment and Termination. The Administrator may amend, suspend or terminate the ESPP at any time and, in the event of a termination of the ESPP, may terminate all outstanding offering periods (and return each participant’s account balance to the participant) or allow outstanding offering periods to expire in accordance with their terms. The ESPP will continue in effect until terminated by the Administrator.

The foregoing description of the ESPP is not complete and is subject to and qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Exhibit 10.11 and incorporated herein by reference.

Appointment of Directors and Certain Officers

On August 29, 2024, the Board appointed Lawrence Klein as the Company’s President and Chief Executive Officer, Arjun Agarwal as the Company’s Senior Vice President, Finance and Treasurer, Joana Goncalves as the Company’s Chief Medical Officer and Paul Quinlan as General Counsel and Secretary, each to serve at the discretion of the Board.

On August 29, 2024, the Board increased its size from five to six members and appointed the following six individuals to the Board: Lawrence Klein, Kristine Ball, Carl Dambkowski, Peter Harwin, Samarth Kulkarni and Cameron Turtle. Samarth Kulkarni was also appointed as Chair of the Board.

Dr. Dambkowski and Mr. Harwin are Class I directors, whose terms will expire at the Company’s 2025 annual meeting of stockholders. Dr. Klein and Dr. Turtle are Class II directors, whose terms will expire at the Company’s 2026 annual meeting of stockholders. Ms. Ball and Dr. Kulkarni are Class III directors, whose terms will expire at the Company’s 2027 annual meeting of stockholders.

Other than as disclosed in the section of the Proxy Statement/Prospectus entitled “Certain Relationships and Related Party Transactions of the Combined Company,” beginning on page 280 and incorporated herein by reference, none of the Company’s newly appointed officers or directors has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Other than the Merger Agreement, there are no arrangements or understandings between the Company’s officers or directors and any other person pursuant to which such officers or directors were selected as an officer or a director. There are no family relationships among any of the Company’s directors and officers.

Each of the newly appointed principal officer’s and director’s biographical information is set forth below.

Lawrence Klein, Ph.D. Dr. Klein, age 42, served as Chief Executive Officer of Oruka and as a member of its board of directors from February 2024 through the Closing. Prior to joining Oruka, Dr. Klein was a Partner at Versant Venture Management, LLC, a healthcare and biotechnology venture capital firm, from January 2023 to February 2024, where he invested in and helped to grow early-stage biotechnology companies. Prior to Versant, Dr. Klein served in various positions at CRISPR Therapeutics AG (Nasdaq: CRSP), a biopharmaceutical company, including Chief Operating Officer from January 2020 to October 2022, Chief Business Officer from January 2019 to January 2020, Senior Vice President, Business Development and Strategy from November 2017 to December 2018 and as Vice President, Strategy from February 2016 to November 2017, where he helped to initiate and execute on several transformative partnerships, establish the strategic direction of the company, oversee important pipeline programs and led several functions, including program and portfolio management. Before joining CRISPR, Dr. Klein was an Associate Partner at McKinsey & Company, a global management consulting firm, from October 2014 to February 2016. Dr. Klein served as a member of the board of directors of Dyne Therapeutics, Inc. (Nasdaq: DYN) from September 2019 to May 2023 and of Jasper Therapeutics, Inc. (Nasdaq: JSPR) from September 2021 to June 2023. Dr. Klein received his B.S. in biochemistry and physics from the University of Wisconsin-Madison and his Ph.D. in biophysics from Stanford University.

The Company believes Dr. Klein is qualified to serve as a member of the Board because of his business development, operational and senior management experience in the biotechnology industry and his academic expertise and accomplishments.

Arjun Agarwal. Mr. Agarwal, age 48, served as the Senior Vice President of Finance of Oruka from March 2024 through the Closing, where he was responsible for overseeing the company’s finance and accounting functions. Prior to joining Oruka, Mr. Agarwal served as VP of Finance at Jasper Therapeutics, Inc. (Nasdaq: JSPR), a biotechnology company, from June 2021 to March 2024, including through multiple financings and the company’s successful transition to become a publicly traded entity. Before joining Jasper, Mr. Agarwal served as Vice President, Corporate Controller at Protagonist Therapeutics, Inc. (Nasdaq: PTGX), a biotechnology company, from August 2019 to June 2021, where he was responsible for overseeing the company’s finance and accounting functions. Prior to joining Protagonist, Mr. Agarwal served in various roles of increasing responsibility at McKesson Corporation (NYSE: MCK), an international healthcare services company, from 2009 to 2019. Prior to McKesson, Mr. Agarwal worked at PricewaterhouseCoopers LLP, where he managed a portfolio of audit clients. He is a graduate of Sydenham College of Commerce and Economics at Mumbai University, India. He is a Certified Public Accountant (CPA) and a Chartered Accountant accredited by the Institute of Chartered Accountants of India.

Joana Goncalves, MBChB. Dr. Goncalves, age 51, served as the Chief Medical Officer of Oruka from April 2024 through the Closing. Prior to joining Oruka, Dr. Goncalves served as Chief Medical Officer of Cara Therapeutics, Inc. (Nasdaq: CARA), a biopharmaceutical company, from October 2018 to April 2024, where she was responsible for representing Cara Therapeutics in interactions with regulatory agencies, the investor and scientific communities and the board of directors, building multifunctional terms and developing the clinical development strategy in dermatological conditions. Prior to Cara, Dr. Goncalves held various positions at Celgene Corporation, a pharmaceutical company, which was later acquired by Bristol-Myers Squibb Company, from April 2014 to October 2018, where she most recently served as Vice President, Medical Affairs for Dermatology and Neurology and was instrumental in planning and executing medical support activities for a number of programs, including OTEZLA® for psoriasis. Prior to Celgene, Dr. Goncalves served as Vice President, Medical Strategy and Scientific Affairs at LEO Pharma Inc., the U.S. subsidiary of LEO Pharma A/S, a global healthcare company specializing in dermatology and critical care, from February 2012 to April 2014. She began her pharmaceutical career at Novartis Pharmaceuticals, working on a range of products across various therapeutic areas from 2001 to 2012. Dr. Goncalves received her MBChB from the University of Cape Town, South Africa.

Paul Quinlan. Mr. Quinlan, age 61, served as General Counsel of Oruka since April 2024 through the Closing. Prior to joining Oruka, Mr. Quinlan served as General Counsel, Chief Compliance Officer and Corporate Secretary of CymaBay Therapeutics, Inc., a biopharmaceutical company, from October 2020 to March 2024, where he was responsible for the general supervision of the company’s legal affairs. From December 2017 to February 2020, he served as General Counsel and Corporate Secretary of CymaBay, where he was responsible for the general supervision of the company’s legal affairs. Prior to CymaBay, Mr. Quinlan served as General Counsel and Secretary, from 2010 to January 2018, and Chief Legal Officer from 2016 to January 2018, of TerraVia Holdings, Inc., a biotechnology company, where he was responsible for the general supervision of the company’s legal affairs. Prior to joining TerraVia, Mr. Quinlan served as General Counsel of Metabolex, Inc., a biopharmaceutical company, from 2005 to 2010. Prior to joining Metabolex, Mr. Quinlan held various positions at Maxygen, Inc., a biopharmaceutical company, from 2000 to 2005. Prior to Maxygen, Mr. Quinlan practiced law at Cooley LLP and Cravath, Swaine, & Moore LLP. Mr. Quinlan received a law degree from Columbia Law School and an M.Sc. in Medical Biophysics from the University of Toronto.

Kristine Ball. Ms. Ball, age 52, served as a member of the board of directors of Oruka since May 2024 through the Closing. Ms. Ball has served as President and Chief Executive Officer of Antiva Biosciences, Inc., a private biopharmaceutical company, since April 2023. Prior to Antiva, Ms. Ball served as Chief Executive Officer of Soteria Biotherapeutics, Inc., a private biotechnology company, from September 2020 to August 2022. Prior to joining Soteria, Ms. Ball served as Senior Vice President, Corporate Strategy and Chief Financial Officer of Menlo Therapeutics, Inc., a Nasdaq-listed biopharmaceutical company, which later became VYNE Therapeutics Inc. (Nasdaq: VYNE), from September 2017 to March 2020, where she was responsible for leading all non-R&D functions, including strategic planning, corporate development, commercial, human resources, legal, finance and information technology. Prior to joining Menlo, Ms. Ball served as Chief Financial Officer and Senior Vice President of Relypsa, Inc., a Nasdaq-listed pharmaceutical company, which was later acquired by Galenica Group, from November 2012 to October 2016. Prior to Relypsa, Ms. Ball held various other finance roles in the life sciences industry, including Senior Vice President of Finance & Administration and Chief Financial Officer of KAI Pharmaceuticals, Inc., a biopharmaceutical company, and Vice President of Finance at Exelixis, Inc. (Nasdaq: EXEL), a biotechnology company. Prior to that, Ms. Ball served as a senior manager in life sciences audit practice of Ernst & Young LLP. Ms. Ball has previously served on the boards of directors of Atreca, Inc. (Nasdaq: BCEL), a biopharmaceutical company, from 2020 to 2024, Soteria from 2020 to 2022 and Forty Seven, Inc., a Nasdaq-listed biotechnology company, which was later acquired by Gilead Sciences, Inc., from 2018 to 2020. Ms. Ball received a B.S. from Babson College.

The Company believes Ms. Ball is qualified to serve as a member of the Board because of her experience as an executive officer and director of life sciences companies and her background in finance, corporate development and strategic planning.

Carl Dambkowski, M.D. Dr. Dambkowski, age 40, served as a member of the board of directors of Oruka from February 2024 through the Closing. Dr. Dambkowski has served as the Chief Medical Officer of Apogee Therapeutics, Inc. (Nasdaq: APGE), a biotechnology company, since September 2022. Prior to joining Apogee, Dr. Dambkowski served as a strategic and clinical leader for a variety of companies, including as Chief Medical Officer of QED Therapeutics, Inc., a private biotechnology company, from July 2021 to September 2022; Chief Strategy Officer and EVP of Operations of Origin Biosciences, Inc., a private bioecology company, from March 2018 to June 2021; and Chief Medical Officer of Navire Pharma, Inc., a private biotechnology company, from January 2020 to September 2022, where he served as the clinical lead starting prior to IND for BBP-398 through the out licensing of the compound to Bristol-Myers Squibb based on initial clinical data and for low-dose infigratinib in achondroplasia through initial proof-of-concept data. He was part of the core team that brought TRUSELTIQ® (infigratinib) and NULIBRY® (fosdenopterin) through regulatory review and FDA approval at QED Therapeutics and Origin Biosciences, respectively. From July 2016 to March 2018, Dr. Dambkowski was an associate at McKinsey & Company, a global management consulting firm, where he advised biotech and pharmaceutical companies across the world on a range of research and development activities. Dr. Dambkowski co-founded Novonate, Inc., a private medical device company focused on building life-saving devices for neonates, in January 2015. Dr. Dambkowski has coauthored numerous peer-reviewed publications and scientific abstracts and is a named inventor on multiple published and granted patents. Dr. Dambkowski was trained as a physician at Stanford University, where he also received his M.D. with a concentration in bioengineering. He also received a B.A. (with honors) from Stanford University and an M.A. from Columbia University.

The Company believes Dr. Dambkowski is qualified to serve as a member of the Board because of his significant experience and innovations in the biotechnology industry and his academic expertise and accomplishments.

Peter Harwin. Mr. Harwin, age 38, served as a member of the board of directors of Oruka from February 2024 through the Closing. Mr. Harwin is a Managing Member at Fairmount Funds Management, a healthcare investment firm he co-founded in April 2016. Prior to Fairmount Funds Management, Mr. Harwin was a member of the investment team at Boxer Capital, LLC, an investment fund that was part of the Tavistock Group, based in San Diego. Mr. Harwin also serves as chairman of the board of directors of Cogent Biosciences, Inc. (Nasdaq: COGT) and is a member of the board of directors of Apogee Therapeutics, Inc. (Nasdaq: APGE), Viridian Therapeutics, Inc. (Nasdaq: VRDN) and Spyre Therapeutics, Inc. (Nasdaq: SYRE). Mr. Harwin received a B.B.A. from Emory University.

The Company believes Mr. Harwin is qualified to serve as a member of the Board because his experience serving as a director of biotechnology companies and as a manager of funds specializing in the area of life sciences.

Samarth Kulkarni, Ph.D. Dr. Kulkarni, age 45, served as a member of the board of directors of Oruka from February 2024 through the Closing. Dr. Kulkarni has served as the Chief Executive Officer of CRISPR Therapeutics AG (Nasdaq: CRSP), a biopharmaceutical company, since December 2017, where he has also served as a member and chair of the board of directors since June 2018 and September 2023, respectively. Previously, Dr. Kulkarni served as CRISPR’s President and Chief Business Officer from May 2017 to November 2017 and as Chief Business Officer from August 2015. Prior to joining CRISPR, Dr. Kulkarni was at McKinsey & Company, a global management consulting firm, from 2006 to 2015, with various titles, his most recent being Partner within the Pharmaceuticals and Biotechnology practice. Dr. Kulkarni has also served as a member of the boards of directors of Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a precision oncology company, since 2019, including as lead independent director since September 2023, Repare Therapeutics Inc. (Nasdaq: RPTX), a precision oncology company, since November 2019 and Centessa Pharmaceuticals plc (Nasdaq: CNTA), a biotechnology company, since February 2021. Dr. Kulkarni received a Ph.D. in Bioengineering and Nanotechnology from the University of Washington and a B. Tech. from the Indian Institute of Technology. Dr. Kulkarni has authored several publications in leading scientific and business journals.

The Company believes that Dr. Kulkarni is qualified to serve as a member of the Board because of his experience as a consultant and an executive in the biopharmaceutical industry and his academic expertise and accomplishments.

Cameron Turtle, D.Phil. Dr. Turtle, age 34, served as a member of the board of directors of Oruka from February 2024 through the Closing. Dr. Turtle has served as Chief Executive Officer and a member of the board of directors of Spyre Therapeutics, Inc. (formerly Aeglea BioTherapeutics, Inc.) (Nasdaq: SYRE), a biotechnology company, since November 2023 and, before that, as Chief Operating Officer from June 2023 to November 2023. Prior to joining Spyre, Dr. Turtle was an advisor to Spyre Therapeutics, Inc., a private biotechnology company, from May 2023 to June 2023. Previously, he served as Venture Partner at Foresite Labs, a life sciences investment firm, from July 2022 to May 2023; Chief Strategy Officer of BridgeBio Pharma (Nasdaq: BBIO), a biotechnology company, from January 2021 to April 2022; and Chief Business Officer of Eidos Therapeutics (Nasdaq: EIDX), a biopharmaceutical company, from November 2018 to January 2021, where he led business development, investor relations, and multiple operational functions as the company advanced an investigational medicine for a form of heart failure. Prior to joining BridgeBio and Eidos, he was a consultant at McKinsey & Company, a global management consulting firm, where he worked with pharmaceutical and medical device companies on topics including M&A, growth strategy, clinical trial strategy, and sales force optimization. Dr. Turtle received his B.S. with honors in Bioengineering from the University of Washington and his D.Phil. in Cardiovascular Medicine from the University of Oxford, St. John’s College. He is the recipient of several awards, including a Rhodes Scholarship, Goldwater Scholarship, Forbes 30 Under 30, San Francisco Business Times 40 Under 40, and the Biocom Life Sciences Catalyst Award.

The Company believes Dr. Turtle is qualified to serve as a member of the Board because of his experience as a leader in building, financing, and shaping biopharmaceutical organizations from preclinical development to late-stage clinical trials and commercialization.

Committees of the Board of Directors

Audit Committee

On August 29, 2024, Kristine Ball, Carl Dambkowski and Cameron Turtle were appointed to the Audit Committee, and Kristine Ball, an “audit committee financial expert” within the meaning of the SEC regulations, was appointed the chair of the Audit Committee.

Compensation Committee

On August 29, 2024, Peter Harwin, Samarth Kulkarni and Cameron Turtle were appointed to the Compensation Committee of the Board (the “Compensation Committee”), and Cameron Turtle was appointed the chair of the Compensation Committee.

Nominating and Corporate Governance Committee

On August 29, 2024, Kristine Ball, Samarth Kulkarni and Peter Harwin were appointed to the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), and Peter Harwin was appointed the chair of the Nominating Committee.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Certificate of Incorporation

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Amended and Restated Certificate of Incorporation

On September 3, 2024, the Company filed with the Secretary of State of the State of Delaware a Second Amended and Restated Certificate of Incorporation (as so amended and restated, the “Amended and Restated Charter”) that only restates and integrates and does not further amend the provisions of the Amended and Restated Certificate of Incorporation and became effective immediately upon such filing.

The foregoing description of the Amended and Restated Charter does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Amended and Restated Charter, a copy of which is attached hereto as Exhibit 3.5 and is incorporated herein by reference.

Amended and Restated Bylaws

On August 29, 2024, in connection with the Closing, the Board adopted an amendment and restatement of the Company’s Amended and Restated Bylaws (as so amended and restated, the “Amended and Restated Bylaws”), effective as of such date, in order to, among other things:

●	update various provisions regarding the organization and conduct of meetings of stockholders and the authority of the meeting chair, including remove (i) the ability of stockholders to call a special meeting and (ii) the requirement to vote for directors by written ballot;

●	update various provisions regarding the organization and conduct of meetings of the Board and the officers of the Company, including remove the requirement that the board consist of not less than two nor more than 10 directors;

●	add a requirement that a list of stockholders entitled to vote at a stockholder meeting be made available pursuant to DGCL;

●	increase the quorum requirement for stockholder meetings from one-third to a majority of stock outstanding;

●	update the procedural and disclosure requirements for director nominations made and business proposals submitted by stockholders (other than proposals submitted pursuant to Rule 14a-8 under the Exchange Act);

●	revise the time period during which notices of director nominations and business proposals for an annual meeting of stockholders shall be delivered by stockholders, such that any such notice must be received by the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting;

●	opt out of DGCL Section 116 regarding electronic delivery of documents or information;

●	clarify certain procedures and standards with respect to the right to indemnification and advancement of expenses and authorize discretionary indemnification and advancement of expenses for persons serving as directors and officers of subsidiaries;

●	designate the Delaware Court of Chancery, the federal district courts of the State of Delaware and federal district courts generally as the sole forum for certain types of disputes, as allowed by law;

●	update provisions to align with the Company’s governance structure and remove provisions otherwise duplicative with other Company documents or the DGCL, including regarding inspector of elections, officer appointments, share certificates and contracts, loans, checks and deposits; and

●	make various other updates, including clarifying, ministerial and conforming changes.

The foregoing description of the Amended and Restated Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.6 and is incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On August 29, 2024, in connection with the Closing, the Board adopted a new Code of Business Conduct and Ethics of the Company (the “Code of Conduct”), effective as of such date. The Code of Conduct supersedes the existing Code of Business Conduct and Ethics, as previously adopted by ARCA’s board of directors (the “Existing Code of Conduct”). The Code of Conduct applies to all directors, officers and employees of the Company and is intended to enhance understanding of the Company’s standards of ethical business practices and promote awareness of ethical issues that may be encountered in carrying out a director’s, officer’s or employee’s responsibilities. Among other things, the Code of Conduct:

●	establishes the Company’s policies and standards with respect to (i) conflicts of interest, gifts and corporate opportunities, (ii) fair dealing, confidential information, privacy and use of Company assets and systems, (iii) legal and regulatory compliance, insider trading and anti-corruption standards, including pursuant to the Foreign Corrupt Practices Act, (iv) the Company’s disclosure obligations and recordkeeping procedures and (v) anti-discrimination, equal employment opportunity, health and safety, and environmental matters;

●	establishes the Company’s whistleblower hotline and procedures for reporting potential violations; and

●	establishes the Company’s policies and procedures with respect to an amendment or waiver of the Code of Conduct.

The adoption of the Code of Conduct did not result in any explicit or implicit waiver of any provision of the Existing Code of Conduct. The foregoing description of the Code of Conduct does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Code of Conduct, a copy of which is attached hereto as Exhibit 14.1 and is incorporated herein by reference.

Item 5.06. Change in Shell Company Status.

As a result of the Merger, the Company ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the Closing Date. The material provisions of the Merger Agreement are described in the Proxy Statement/Prospectus in the section entitled “The Merger Agreement” beginning on page 135 and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 3, 2024, the Company issued a press release announcing the consummation of the Merger, which is included in this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The audited financial statement of Oruka as of February 6, 2024 and the related notes thereto are attached hereto as Exhibit 99.2 and are incorporated herein by reference.

The unaudited interim condensed consolidated financial statements of Oruka as of June 30, 2024 as well as for the three month period ended June 30, 2024 and for the period from February 6, 2024 (inception) to June 30, 2024 and the related notes thereto are attached hereto as Exhibit 99.3 and are incorporated herein by reference.

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined financial information of the ARCA and Oruka as of June 30, 2024 and for the six months ended June 30, 2024 and for the year ended December 31, 2023 and the related notes thereto are attached hereto as Exhibit 99.5 and are incorporated herein by reference.

(d) Exhibits

Exhibit	Description

2.1†	Agreement and Plan of Merger and Reorganization, dated as of April 3, 2024, by and among ARCA biopharma, Inc., Atlas Merger Sub Corp., Atlas Merger Sub II, LLC and Oruka Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 of ARCA biopharma, Inc.’s Form 8-K filed on April 3, 2024, File No. 000-22873).

3.1*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, effective August 29, 2024.

3.2*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, effective August 29, 2024.

3.3*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, effective August 29, 2024.

3.4*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, effective September 3, 2024.

3.5*	Amended and Restated Certificate of Incorporation of the Company, filed September 3, 2024.

3.6*	Amended and Restated Bylaws of the Company.

3.7	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1(b) of ARCA biopharma, Inc.’s Form S-1/A, filed on May 24, 2013, File No. 333-187508).

3.8*	Form of Certificate of Elimination of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, effective August 29, 2024.

3.9*	Form of Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock, effective August 29, 2024.

4.1	Investor Rights Agreement, dated March 6, 2024, by and among Oruka Therapeutics, Inc. and certain parties thereto (incorporated by reference to Exhibit 4.3 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).

10.1	Form of Oruka Support Agreement (incorporated by reference to Exhibit 10.1 to ARCA biopharma, Inc’s Form 8-K filed on April 3, 2024).

10.2†	Form of Oruka Subscription Agreement (incorporated by reference to Exhibit 10.2 to ARCA biopharma, Inc’s Form 8-K filed on April 3, 2024).

10.3†	Form of Amendment to Oruka Subscription Agreement (incorporated by reference to Exhibit 10.1 to ARCA biopharma, Inc’s Form 8-K filed on July 9, 2024).

10.4†	Form of Amended & Restated Oruka Subscription Agreement (incorporated by reference to Exhibit 10.2 to ARCA biopharma, Inc’s Form 8-K filed on July 9, 2024).

10.5	Form of ACRA Support Agreement (incorporated by reference to Exhibit 10.3 to ARCA biopharma, Inc’s Form 8-K filed on April 3, 2024).

10.6	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.4 to ARCA biopharma, Inc’s Form 8-K filed on April 3, 2024).

10.7††	Separation Agreement and Release, by and between ARCA biopharma, Inc. and Michael Bristow, dated as of April 3, 2024 (incorporated by reference to Exhibit 10.1 of ARCA biopharma, Inc.’s Form 8-K filed on April 4, 2024).

10.8††	Consulting Agreement, by and between ARCA biopharma, Inc. and Michael Bristow, dated as of April 3, 2024 (incorporated by reference to Exhibit 10.2 of ARCA biopharma, Inc.’s Form 8-K filed on April 4, 2024).

10.9#	Form of Indemnification Agreement between Oruka Therapeutics, Inc. and its directors and officers (incorporated by reference to Exhibit 4.3 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).

10.10*#	Oruka Therapeutics, Inc. 2024 Stock Incentive Plan.

10.11*#	Oruka Therapeutics, Inc. 2024 Employee Stock Purchase Plan.

10.12#	Amended and Restated Oruka Therapeutics, Inc. 2024 Equity Incentive Plan, as amended by the First Amendment dated May 7, 2024 (incorporated by reference to Exhibit 10.40 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).

10.13*#	Second Amendment to Amended and Restated Oruka Therapeutics, Inc. 2024 Equity Incentive Plan, effective as of May 7, 2024.

10.14#	Form of Restricted Stock Notice and Restricted Stock Purchase Agreement (incorporated by reference to Exhibit 10.41 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).

10.15#	Form of Stock Option Agreement under Oruka Therapeutics, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.42 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).

10.16*#	Form of Employee Warrant Agreement

10.17#	Amended and Restated Director Offer Letter, dated March 22, 2024, between Oruka Therapeutics, Inc. and Samarth Kulkarni (incorporated by reference to Exhibit 10.43 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).

10.18#	Director Offer Letter, dated April 24, 2024, between Oruka Therapeutics, Inc. and Kristine Ball (incorporated by reference to Exhibit 10.44 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).

10.19#	Amended and Restated Employment Offer Letter, dated February 14, 2024, by and between Oruka Therapeutics, Inc. and Lawrence Klein (incorporated by reference to Exhibit 10.46 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).

10.20#	Employment Offer Letter, dated March 11, 2024, by and between Oruka Therapeutics, Inc. and Arjun Agarwal (incorporated by reference to Exhibit 10.47 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).

10.21#	Employment Offer Letter, dated March 15, 2024, by and between Oruka Therapeutics, Inc. and Joana Goncalves (incorporated by reference to Exhibit 10.48 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).

10.22#	Employment Offer Letter, dated April 12, 2024, by and between Oruka Therapeutics, Inc. and Paul Quinlan (incorporated by reference to Exhibit 10.49 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).

10.23†	Amended and Restated Antibody Discovery and Option Agreement (IL-17), dated March 28, 2024, by and among Paragon Therapeutics, Inc., Paruka Holding LLC and Oruka Therapeutics, Inc. (incorporated by reference to Exhibit 10.50 to ARCA biopharma, Inc.’s Form S-4/A, filed on June 18, 2024, File No. 333-279387).

10.24†	Amended and Restated Antibody Discovery and Option Agreement (IL-23), dated March 28, 2024, by and among Paragon Therapeutics, Inc., Paruka Holding LLC and Oruka Therapeutics, Inc.(incorporated by reference to Exhibit 10.51 to ARCA biopharma, Inc.’s Form S-4/A, filed on June 18, 2024, File No. 333-279387).

10.25*††#	Consulting Agreement, effective as of August 30, 2024, by and between Oruka Therapeutics, Inc. and Jeff Dekker.

14.1*	Code of Business Conduct and Ethics of Oruka Therapeutics, Inc.

16.1*	Letter from KPMG LLP, dated September 5, 2024.

21.1*	List of Subsidiaries of Oruka Therapeutics, Inc.

99.1*	Press Release, issued on September 3, 2024

99.2*	Audited Financial Statement of Oruka Therapeutics, Inc. as of February 6, 2024.

99.3*	Unaudited interim condensed consolidated Financial Statements of Oruka Therapeutics, Inc. for the three months ended June 30, 2024 and the period from February 6, 2024 (inception) to June 30, 2024.

99.4*	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months ended June 30, 2024 and the period from February 6, 2024 (inception) to June 30, 2024.

99.5*	Unaudited Pro Forma Financial Statements of Oruka Therapeutics, Inc. and ARCA biopharma, Inc. as of June 30, 2024 and for the six months ended June 30, 2024, as well as for the year ended December 31, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

#	Indicates management contract or compensatory plan.

†	Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any exhibits or schedules so furnished. Certain portions of this exhibit (indicated by “[***]”) have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

††	Portions of this exhibit (indicated by “[***]”) have been omitted in accordance with the rules of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oruka Therapeutics, Inc.
(Registrant)

Date: September 5, 2024	By:	/s/ Lawrence Klein
		Name:	Lawrence Klein
		Title:	President and Chief Executive Officer